Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the amended and restated Employee Stock Purchase Plan for the registration of 400,000 shares of The TriZetto Group, Inc. common stock of our report dated February 11, 2005, with respect to the consolidated financial statements and schedules of The TriZetto Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, The TriZetto Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The TriZetto Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
August 18, 2005

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